                                                                    Exhibit 12-1


               MICHIGAN CONSOLIDATED GAS COMPANY AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Thousands of Dollars)


                                                                             Twelve Months Ended
                                             --------------------------------------------------------------------------------------
                                              March 31     December 31    December 31     December 31   December 31    December 31
                                                2001           2000           1999           1998           1997           1996
                                              --------       --------       --------       --------       --------       --------
EARNINGS AS DEFINED (1)
Pre-tax income ........................       $210,330       $163,384       $162,389       $114,619       $125,630       $122,239
Fixed charges .........................         63,093         61,884         59,340         61,304         57,905         53,831
                                              --------       --------       --------       --------       --------       --------
  Earnings as defined .................       $273,423       $225,268       $221,729       $175,923       $183,535       $176,070
                                              ========       ========       ========       ========       ========       ========

FIXED CHARGES AS DEFINED (1)
Interest expensed .....................       $ 59,991       $ 58,700       $ 55,891       $ 56,997       $ 54,190       $ 48,715
Interest capitalized ..................            737            811          1,190          2,207          1,498          2,460
Amortization of debt discounts, premium
  and expense .........................          1,121          1,121          1,144            955          1,032          1,081
Interest implicit in rentals (2) ......          1,244          1,252          1,115          1,145          1,185          1,575
                                              --------       --------       --------       --------       --------       --------
  Fixed charges as defined ............       $ 63,093       $ 61,884       $ 59,340       $ 61,304       $ 57,905       $ 53,831
                                              ========       ========       ========       ========       ========       ========

Ratio of Earnings to Fixed Charges ....           4.33           3.64           3.74           2.87           3.17           3.27
                                              ========       ========       ========       ========       ========       ========


Notes:

   (1) - Earnings and fixed charges are defined and computed in accordance with
         Item 503 of Regulation S-K.

   (2) - This amount is estimated to be a reasonable approximation of the interest portion of rentals.